Internal Bulletin

    Changes to the Annual Bonus Programs;
    A Proposed New Executive Stock Purchase Program and Performance Bonus Awards

    At its March 28 meeting, the Board of Directors approved some significant changes to Unocal's incentive programs. These changes are designed to improve our flexibility to reward outstanding performance. Some of these changes, requiring approval by the stockholders, are described in the current
    Proxy Statement, which is being mailed to all stockholders this week. The Proxy Statement is also posted on our internal and external web sites.
       Public web site:  http://www.unocal.com
       Intranet: http://st.unocal.com/76

    Annual Bonus Programs
    One of the changes affects the operation of our annual bonus programs -- the Revised Incentive
    Compensation Plan (RICP) and the Annual
    Incentive Plan (AIP). Currently, the target payout pool for these plans is entirely dependent on Unocal's total stockholder returns
    (TSR) for the year compared to the returns of our peer companies. As amended, funding for the target payout pool for both would be based on a set percentage of the company's cash flow provided by operations for the year.
    Therefore, these programs could be funded even in years when external factors beyond our control reduce share-price performance.

    Award allocations under AIP will also change.
    Awards to business units and shared resource groups will continue to be based partially on our TSR compared to our peer group's, but will also depend on financial and operating criteria, such as return on capital employed
    (ROCE), free cash flow after capital, and future-year value creation. This will provide increased flexibility in adjusting payouts up or down based on actual operating or financial results, goal attainment and individual employee performance.

    Executive Stock Purchase Program
    The new Executive Stock Purchase Program is designed to promote the long-term growth and financial success of the company. Under the program, senior executives are provided loans to purchase shares of Unocal common stock.
    These are full-recourse, interest-bearing loans. Full recourse means that the borrower is personally liable for the full amount of the loan.

    Neither principal nor interest is payable for the first five years the loans are held, but dividends paid on the shares will be applied to interest payments. Interest is charged annually and accrues on the loan balance. Beginning with the sixth year, the loans and accrued interest must be paid in three annual installments.

    Under this program, Unocal's senior officers have been granted loans, ranging from $2 to $5 million and at an interest rate of 6.8 percent, with which they have purchased Unocal shares.
    These transactions were made with the
    understanding that, in the event the
    stockholders do not approve this program, the shares will be resold to the company at the lesser of the purchase or market price, and the loans will be immediately due and payable.
    (See Item 3 of the Proxy Statement.)

    Participants in the Executive Stock Purchase
    Program are also eligible for performance bonus
    awards under the amended Long-term Incentive
    Plan (part of the management incentive
    program).   Depending on the company's
    comparative TSR in the peer group, participants could receive funds which could be used to pay off part or all of their loans. If the company's TSR is poor compared to the peer group's and if Unocal's share price does not increase, participants can lose money - their own money.

    Participation in the Executive Stock Purchase
    Program demonstrates senior management's confidence in and commitment to Unocal's future prospects. It is a high-risk incentive program that has been adopted by only a handful of publicly held companies.

    This program would provide strong financial ties between executives and stockholders.
    Participants would enjoy the benefit of any share-price increases during the loan period, but they would be responsible for the full amount of the loan principal and interest, even if the share price declines.

    For more information about changes to Unocal's management incentive compensation programs and the Executive Stock Purchase Program, please refer to your Proxy Statement. And remember to vote your shares.

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